Exhibit 97

Franklin Wireless Corp.

Mandatory Recoupment Policy

1. Introduction. The Compensation Committee (the “Committee”) and the Board of Directors (the “Board”) of Franklin Wireless Corp.(the “Company”) believe that it is in the best interests of the Company and its shareholders to adopt this Mandatory Recoupment Policy (this “Policy”). This Policy is intended to comply with (a) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Exchange Act, and implemented by Rule 10D-1 thereunder adopted by the SEC and (b) Nasdaq Listing Rule 5608.

2. Definitions. For purposes of this Policy, the following definitions shall apply:

a. “Covered Person” means the persons designated as “Officers” for purposes of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder at any time during the Lookback Period.

b. “Effective Date” means the date this Policy is adopted by the Board.

c. “Erroneously Awarded Incentive-Based Compensation” means the amount (if any), calculated on a pre-tax basis, by which (i) the Incentive-Based Compensation received by a Covered Person (after such individual became an “Officer” for purposes of Section 16 of the Exchange Act) exceeds (ii) the amount that would have been received by such Covered Person if calculated based upon the applicable Financial Reporting Measures had the errors corrected by a Financial Restatement not been made. In instances where the amount of Erroneously Awarded Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in such Financial Restatement, the amount of Erroneously Awarded Incentive-Based Compensation shall be based on the Company’s reasonable estimate of the effect of the Financial Restatement on the applicable Financial Reporting Measure (documentation of which the Company shall provide to the NYSE). In the event of Erroneously Awarded Incentive-Based Compensation in the form of equity awards, if such equity is still held by the Covered Person at the time of recoupment, the Erroneously Awarded Incentive-Based Compensation shall be the number of shares (or shares underlying the applicable award) received in excess of the number that should have been received applying the restated Financial Reporting Measure, in each case calculated on a pre-tax basis.

d. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

e. “Financial Reporting Measure” means a measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and includes any measures derived wholly or in part from such measure, and also includes stock price and measures of shareholder return. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.

f. “Financial Restatement” means an accounting restatement (i) due to material noncompliance of the Company with any financial reporting requirement under applicable securities laws, including any required restatement to correct an error in previously issued financial statements that is material to such previously issued financial statements, or (ii) that would result in a material misstatement if the error were either corrected or left uncorrected in the current period. For the avoidance of doubt, “Financial Restatement” does not include any accounting restatement due to retrospective application of changes in accounting rules or standards, or retrospective revisions or reclassifications made to reflect a change in the structure or operations of the Company.

g. “Incentive-Based Compensation” means any compensation granted, earned or vested based wholly or in part upon the attainment of any Financial Reporting Measure including, without limitation, any such (i) cash bonus awarded under the Company’s annual short-term incentive plan and (ii) equity-based award granted pursuant to the Company’s longterm incentive plans. Incentive-Based Compensation is deemed received by the Covered Person in the fiscal year to which the attainment of such Financial Reporting Measure is attributed, irrespective of whether such Incentive-Based Compensation is subject to additional time or nonfinancial performance vesting conditions.

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For the avoidance of doubt, Incentive-Based Compensation does not include (I) base salary, (II) amounts paid solely at a Board or Board Committee’s discretion and which amounts are not paid from a “bonus pool” determined by the satisfaction of a Financial Reporting Measure or (III) amounts, non-equity incentive plan awards or equity awards that, in each case, are subject only to time-based vesting conditions and/or satisfying one or more subjective, strategic or operational measures that are not Financial Reporting Measures.

h. “Lookback Period” means the three (3) completed fiscal years immediately preceding the Restatement Date.

i. “Restatement Date” means (i) the date the Board concludes, or reasonably should have concluded, that the Company is required to prepare a Financial Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Financial Restatement.

j. “SEC” means the United States Securities and Exchange Commission.

3. Recoupment Due to Financial Restatement.

a. Subject to Section 3(b) below, in the event of a Financial Restatement, the Company shall recoup from a Covered Person Erroneously Awarded Incentive-Based Compensation received during the Lookback Period.

b. The Company shall so recoup Erroneously Awarded Incentive-Based Compensation unless the Board determines such recoupment would be impracticable because: (i) the direct cost of recoupment would exceed the amount of recoupment and the Company has made a reasonable attempt to recoup (documentation of which the Company shall provide to NASDAQ upon request) (ii) the recoupment would violate a home country law that existed prior to November 28, 2022 (as determined pursuant to an opinion of home country counsel acceptable to NASDAQ), or (iii) recoupment would likely cause an otherwise tax-qualified Company retirement plan to fail to meet the requirements of the Internal Revenue Code.

c. For the avoidance of doubt, any right of recoupment under Section 3(a) of this Policy is in addition to, and not in lieu of, any recoupment required by any other remedies or rights of recovery that may be available to the Company pursuant to the terms of any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

4. Administration; Method of Recoupment.

a. This Policy shall be administered by the Board or, if so delegated by the Board, the Committee or other committee of independent directors of the Board. The Board may at any time amend, alter, suspend or terminate this Policy. The Board has the sole discretion to interpret the terms of this Policy and make determinations under it, and any action taken by the Board pursuant to this Policy shall be within the absolute discretion of the Board. Any interpretations or determinations made by the Board shall be final and binding on all affected individuals.

b. Subject to applicable law, if the Board determines to seek recoupment pursuant to this Policy, it shall make a written demand for recoupment from the Covered Person and, if such Covered Person does not reasonably promptly tender repayment in response to such demand or make other arrangements for such repayment that are acceptable to the Board, and the Board determines that such Covered Person is unlikely to do so, the Board may seek a court order against such Covered Person for such repayment, or seek to recoup the amount sought in any other manner consistent with applicable law, including but not limited to cancelling prior awards, whether vested or unvested, or paid or unpaid, or cancelling or setting-off against planned future grants.

c. The Company shall not provide insurance or indemnification to any Covered Person for the loss of Erroneously Awarded Incentive-Based Compensation.

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5. Acknowledgment by Covered Persons. The Company shall provide notice and obtain written acknowledgement of this Policy from each Covered Person substantially in the form attached hereto as Exhibit A, as soon as practicable after the date on which such person is appointed as a Covered Person, providing that the Company may recoup amounts as and according to the terms and conditions provided herein; provided, however, that obtaining such acknowledgment is not a prerequisite to the Board’s authority to enforce this Policy.

6. Effective Date. This Policy shall be effective as of the Effective Date.

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Exhibit A

Franklin Wireless Corp.

Mandatory Recoupment Policy

Covered Person Acknowledgment

I hereby certify and acknowledge that:

1.       I have received and read the Franklin Wireless Corp. Mandatory Recoupment Policy (the “Policy”), and understand the terms thereof; and

2.       I agree that the Company may recoup, and I agree to repay, amounts as and according to the terms and conditions provided in the Policy, whether under any compensation plan, award, agreement, employment agreement, communication or any other plan, policy or agreement of the Company (collectively, “Incentive Compensation Agreements”) including amounts already awarded, granted, earned, vested or paid, notwithstanding any contrary provisions of such Incentive Compensation Agreements.

3.       For the avoidance of doubt, any recoupment effected under the Policy shall not, in and of itself, constitute grounds to terminate my employment for “Good Reason” (or any term of similar meaning) under any Incentive Compensation Agreement.

Signature: _______________________________

Print Name: ______________________________

Date: ___________________________________

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